Conformed




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


    Date of Report (date of earliest event reported) July 24, 1997

                              Beneficial Corporation
             (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                No Change
         (Former name or former address, if changed since last report)



    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation, issued on July 24, 1997:


          BENEFICIAL CORPORATION'S SECOND-QUARTER EARNINGS INCREASE 7% EARNINGS PER SHARE REACH $1.61, UP FROM $1.50 A YEAR EARLIER

                    - First-Half Earnings Essentially Flat -

                    - Six-Month Return on Equity at 21.8% -
                         - Return on Assets at 2.22% -

    WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported second-quarter earnings of $88.3 million, up 7% from earnings of $82.4 million in the same period last year. Earnings per share also increased 7% to $1.61 from $1.50 in the 1996 period.

    "This was another solid quarter for Beneficial Corporation," said Finn
    M. W. Caspersen, chairman and chief executive officer. "Second-quarter operations were marked by continued strong internally generated receivables growth in the North American loan office system and improved operating expense control. Although overall credit quality remains relatively stable compared to the first quarter, Beneficial increased the loan loss reserve balance by $11 million during the quarter, and increased the loan loss reserve percentage to 3.47% from 3.35% of receivables at March 31, 1997.

    "Significantly, a strong recovery in earnings continued at Beneficial National Bank USA (BNB USA), the Company's private-label credit card bank. As was the case in the first quarter, results also benefited from strong insurance earnings."

    Caspersen concluded, "We continue to be on track for another record earnings year."

    Last year's second quarter included unusually strong aftertax profits from tax refund anticipation loan (RAL) operations of $18.1 million and a $14.8 million aftertax gain from the sale of receivables in a securitization in the capital markets. Conversely, the 1997 quarter included only $2.9 million of RAL aftertax profits, a $21.5 million aftertax securitization gain, a $4.7 million aftertax gain on the sale of The Central National Life Insurance Company of Omaha's ordinary life portfolio, and a $5.4 million tax benefit from the utilization of a capital loss. Excluding these items from both years, net earnings of the remainder of Beneficial's business increased 9% in this year's second quarter.

    For the first half, earnings declined slightly to $189.0 million from the record first-half level of $189.8 million in 1996. 1996's first half included $66.4 million in RAL aftertax profits and an $8.4 million aftertax gain related to the sale of the Beneficial Insurance Group's annuity block, while this year's results include strong, but lower, RAL earnings of $45.0 million. First-half earnings per share declined 1% to $3.41 from $3.46 in 1996. 1997 profits are the second-highest six-month earnings in the Company's history. Removing the impact of one-time items in both years, as well as all securitization gains and RAL earnings, the earnings of the remainder of Beneficial's business increased 12% in the first half.

    Total managed receivables increased $328 million during the second quarter before the impact of foreign exchange translation, compared with an increase of $316 million in the second quarter of 1996. Receivables growth was strong in the North American loan office system, as managed receivables expanded $266 million compared with a gain of $129 million in the second quarter of 1996. Reflecting the anticipated paydown of certain maturing same-as-cash portfolio tranches at BNB USA, BNB USA's receivables declined $89 million during the quarter compared with a gain of $145 million a year earlier. Beneficial's total managed receivables at June 30 crossed the $17 billion mark at $17,066 million, a 12% gain over June 30, 1996.

    For the first half, total managed receivables before the impact of foreign exchange increased $295 million, compared with a gain of $676 million during the first half of 1996. North American loan office system receivables increased $431 million during the half, up from $321 million a year earlier. Internally generated loan office receivables growth was markedly improved. Removing the impact of acquisitions in both years, internally generated loan growth in the North American loan office system was $320 million, versus a loss of $3 million in the first half of 1996. Conversely, the BNB USA runoff was $311 million in the 1997 period compared with a gain of $296 million during the 1996 first half.

    Total owned receivables at June 30 were $14,585 million, a decrease from $14,773 million at March 31, reflecting the sale of $808 million of home equity loans through a securitization in the capital markets during the second quarter.

    Second-quarter net chargeoffs increased to $95.6 million from $67.8 million in the second quarter of 1996, but were only slightly above this year's first-quarter total of $92.9 million. As an annualized percentage of average owned receivables, net chargeoffs increased to 2.61% from 1.98% a year earlier and 2.53% in the first quarter of 1997. As a percentage of average managed receivables, second-quarter net chargeoffs of 2.26% compared with writeoffs of 1.75% on this basis a year earlier, and were virtually unchanged from 2.23% in the first quarter of this year.

    For the first half, net chargeoffs increased to $188.5 million from $137.3 million a year earlier, and as a percentage of average owned receivables climbed to 2.57% from 1.98% in 1996. As a percentage of averaged managed receivables, net chargeoffs rose to 2.25% from 1.80% a year earlier.

    Continuing the trend of recent quarters, chargeoffs reflect the continuing expected maturing of the BNB USA private-label credit card portfolio, as well as the influence of a somewhat higher proportion of higher-yielding unsecured loans in the overall portfolio as compared to a year ago.

    All owned receivables delinquent two months and greater on a contractual basis increased to 3.89% from 3.50% a year earlier and 3.70% at March 31, 1997. Examining delinquency of all managed receivables reflects a modest increase to 3.68% at June 30, up from 3.30% a year earlier, and 3.58% at March 31 of this year. Particularly considering changes in the portfolio mix, overall delinquency remains quite reasonable by historical measures.

    At June 30, the allowance for credit losses was $505.4 million or 3.47% of outstanding owned receivables, compared with $494.5 million or 3.35% of owned receivables at March 31 of this year, and $437.3 million, or 3.31% of owned receivables at June 30, 1996. During the second quarter, the Company added $11 million to the balance of the loan loss reserve.

    Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer finance, credit card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland and Germany.



                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BENEFICIAL CORPORATION
                                            (Registrant)


                                  By /s/ Samuel F. McMillan
                                     Samuel F. McMillan
                                     Senior Vice President
                                       and Treasurer
    Dated:  July 24, 1997